SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2007

NEW YORK MORTGAGE TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1301 Avenue of the Americas
New York, New York 10019
(Address and zip code of
principal executive offices)

Registrant’s telephone number, including area code: (212) 634-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.

On November 30, 2007, New York Mortgage Trust, Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with JMP Group Inc. (NYSE: JMP) and certain of its affiliates (collectively, the “Investors”) providing for the sale by the Company to the Investors of 1,000,000 shares of the Company’s Series A Cumulative Redeemable Convertible Preferred Stock, $0.01 par value per share, (the “Preferred Stock”) for an aggregate purchase price of $20,000,000.

The shares of Preferred Stock (a) are convertible into shares of the Company’s common stock at any time at the option of the holder at a conversion price of $4.00 per share of common stock, representing a conversion rate of five shares of common stock for every share of Preferred Stock; (b) have a maturity date of December 31, 2010, after which time the shares will be redeemed by the Company at the liquidation preference; (c) are entitled to receive a cash dividend at an annual rate of 10.0%, payable quarterly, subject to increase to the extent any future common stock dividends of the Company exceed $0.10 per quarter; (d) will have a liquidation preference of $20.00 per share plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution; (e) will be subject to mandatory conversion to common stock by the Company if the outstanding Preferred Stock, on an as-converted basis, represents less than 10% of the Company’s total shares of outstanding common stock; (f) may be redeemed by the Company in connection with certain change of control transactions; (g) may be redeemed by the holders in exchange for, at the Company’s election, cash or senior notes of the Company with terms similar to the Preferred Stock if the Company has not raised at least $50 million of new common equity by September 30, 2008; and (h) will vote together with the Company’s common stock, voting together as a single class, as if the Preferred Stock had been converted into common stock. The closing of the sale of the Preferred Stock will occur, subject to satisfaction or waiver of the closing conditions contained in the Purchase Agreement, on or before January 4, 2008, unless the parties mutually agree to a different closing date. The Purchase Agreement also provides the Investors with an option, exercisable not later than January 31, 2008, to purchase up to an additional 1,000,000 shares of the Preferred Stock for $20.00 per share.

Pursuant to the Purchase Agreement, at closing, the Company will grant the holders of the Preferred Stock registration rights pursuant to which the Company will be required to file a resale registration statement by no later June 30, 2008, registering for resale the Preferred Stock as well as the shares of common stock issuable upon conversion of the Preferred Stock. The Company will be required to use its commercially reasonable best efforts to cause the resale registration statement to be declared effective by the SEC as soon as practicable after filing. If the Company fails to file the resale registration statement by June 30, 2008, the Company will pay an additional dividend on the Preferred Stock at a quarterly rate of 0.50% for each quarter after June 30, 2008, until the default is remedied.

Pursuant to the Purchase Agreement, at closing, the Company and Hypotheca Capital, LLC and New York Mortgage Funding LLC, each of which is a subsidiary of the Company, will also enter into an advisory agreement (the “Advisory Agreement”) with JMP Asset Management LLC (the “Advisor”), an affiliate of the Investors, providing for the external management of the Company’s subsidiaries through which the Advisor will be making investments pursuant to the Advisory Agreement (the “Subsidiaries”). Under the Advisory Agreement, the Advisor will be responsible for managing the investment activities of the Subsidiaries pursuant to investment guidelines that target non-Agency RMBS, other mortgage assets and other real estate-related investments. Under the Advisory Agreement, the Advisor will be entitled to earn a base advisory fee, payable quarterly in arrears, in an amount equal to (i) 1/4 of the equity of the Subsidiaries as of the end of each quarter multiplied by (ii) 1.50%. Equity is defined in the Advisory Agreement, to mean, for any quarter, the greater of (i) the net asset value of the investments of the Subsidiaries as of the end of the quarter, excluding investments made prior to the date of the Advisory Agreement, or (ii) the sum of $20,000,000 plus 50% of the net proceeds to the Company or its Subsidiaries of any offering of common or preferred stock completed by the Company, after deducting underwriting discounts and commissions, placement fees, offering expenses and other fees and expenses incurred by the Company or the Subsidiaries in connection with the offering. The Advisor will also be entitled to earn incentive compensation each quarter, subject to achieving certain investment returns. Under the Advisory Agreement, incentive compensation means, (A) for each of the first three fiscal quarters of each fiscal year, an amount, not less than zero, equal to 25% of the product of: (i) the dollar amount by which (a) the core earnings of the Subsidiaries for the quarter that are attributable to the investments made by the Advisor for the account of the Subsidiaries, before incentive compensation, divided by the quarterly average capital of the Subsidiaries that is invested by the Advisor for the Subsidiaries, exceeds (b) the greater of (x) 2.00% and (y) 0.50% plus one-fourth of the Ten Year Treasury Rate for such quarter, and (ii) the average capital of the Subsidiaries invested by the Advisor for the Subsidiaries during such quarter; and for the fourth fiscal quarter of each fiscal year, an amount, not less than zero, equal to the difference between (1) 25% of the product of: (i) the dollar amount by which (a) GAAP net income of the Subsidiaries attributable to the Subsidiaries’ investments made by the Advisor for the full fiscal year, before incentive compensation, divided by the average capital of the Subsidiaries for the year that is invested by the Advisor in investments, exceeds (b) the greater of (x) 8.00% and (z) 2.00% plus the Ten Year Treasury Rate for such fiscal year, and (ii) the average capital of the Subsidiaries invested by the Advisor in investments for the fiscal year and (2) the amount of incentive compensation paid to the Advisor for the first three fiscal quarters of such fiscal year. A portion of the incentive compensation may be paid in the form of common stock.

The Advisory Agreement will have an initial term of three years, subject to automatic annual one-year renewals thereafter. The Company may terminate the Advisory Agreement or elect not to renew the Advisory Agreement, subject to certain conditions and subject to paying a termination fee equal to the sum of (a) the average annual base advisory fee and (b) the average annual incentive compensation earned by the Advisor during the 24-month period immediately preceding the date of termination. No termination fee is payable in the event the Company terminates the Advisory Agreement for cause.

In connection with the agreement by Steven B. Schnall, who currently serves as the Non-Executive Chairman and previously served as the Chief Executive Officer of the Company, to resign as a director of the Company upon closing of the sale of the Preferred Stock as described below, the Company entered into an agreement with Mr. Schnall pursuant to which Mr. Schnall will have the right, subject to certain conditions, to sell up to 422,000 of the shares of Company common stock that he beneficially owns as a selling stockholder in future common stock offerings undertaken by the Company; or, if Mr. Schnall is not able to sell such shares as a selling stockholder in future common stock offerings, the Company will purchase his shares when the Company undertakes future common stock offerings on comparable terms.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On November 30, 2007, Steven B. Schnall, Mary Dwyer Pembroke, Jerome F. Sherman and Thomas W. White agreed to resign as directors of the Company effective upon the closing of the sale of the Preferred Stock. In the event the sale of the Preferred Stock fails to close, these individuals would remain directors of the Company.

On November 30, 2007, in connection with the sale of the Preferred Stock to the Investors, the Board of Directors of the Company approved the appointments of James J. Fowler as Non-Executive Chairman of the Board of Directors and Steven M. Abreu as a director of the Company, with such appointments to become effective upon closing of the sale of Preferred Stock. Mr. Fowler will also serve as the Chief Investment Officer of the Subsidiaries upon closing of the sale of Preferred Stock.

Mr. Fowler is a managing director of JMP Asset Management LLC and president of JMP Realty Trust, Inc., a private REIT that is externally managed by JMP Asset Management and which is one of the investors in the Preferred Stock. Mr. Fowler served as co-director of research and as a senior research analyst at JMP Securities from 2001 until 2007, and served as a senior research analyst at Thomas Weisel Partners from 1999 until 2001 and at Montgomery Securities from 1995 until 1999. Mr. Fowler has prior mortgage-backed securities analysis and trading experience with Oppenheimer & Co. and Ocwen Financial Corporation.

Mr. Abreu is currently the Chief Executive Officer and President of GreenPoint Mortgage Funding, Inc. Prior to joining GreenPoint, Mr. Abreu was Executive Vice President of Headlands Mortgage Company and a Vice President in Donaldson, Lufkin & Jenrette’s mortgage-backed securities department. He has been a member of Fannie Mae’s National Advisory Council and the Residential Board of Governors of the Mortgage Bankers Association.

Pursuant to the Purchase Agreement, upon closing of the sale of the Preferred Stock, the Company will enter into new employment agreements with Steven R. Mumma and David A Akre, which will supersede and replace the existing employment agreements with these executive officers. Each of the new employment agreements will expire on December 31, 2009, with no automatic renewal or extension, and will provide for (i) an initial base salary of $150,000, (ii) the payment of up to $150,000 in special bonuses during 2008 if the Company achieves certain specified milestones, (iii) payment of potential annual cash incentive bonuses pursuant to a performance bonus plan to be established by the compensation committee of the Board of Directors, and (iv) severance in the event of a termination without cause or resignation for good reason in the amount of $500,000 plus acceleration of vesting with respect to any unvested equity incentive awards, except that in the event of a change in control during 2008, the cash severance would include the $500,000 plus the executive’s target bonus for 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC
(Registrant)

Date: December 3, 2007	By:	/s/ Steven R. Mumma
Steven R. Mumma
President and Chief Financial Officer